Exhibit 99.1

Republic Bancorp Reports Solid First Quarter Results

Highlighted by Strong Core Bank Net Interest Income Expansion

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 23, 2026--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported first quarter 2026 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $42.6 million and $2.18 per share.

Logan Pichel, President and Chief Executive Officer of the Bank, commented, “We delivered a strong start to 2026, achieving net income of $42.6 million, due largely to the solid underlying performance of our Core Banking franchise. Strong Traditional Banking and Warehouse Lending results, combined with disciplined balance sheet management, net interest income growth, and continued net interest margin resilience, more than offset the expected headwinds associated with the nonrenewal of a large Tax Refund Solutions (“TRS”) Tax Provider contract. Comparability between the two first-quarter periods was significantly impacted by several nonrecurring or infrequent items, both favorable and unfavorable. These items, net of income taxes, were as follows:

(i)	a $4.4 million after-tax favorable impact from the 2026 gain on sale of Republic Bank Finance (“RBF”);
(ii)	a $1.8 million after-tax unfavorable impact from a 2026 penalty incurred in connection with the strategic early payoff of long-term Federal Home Loan Bank (“FHLB”) advances;
(iii)	a $8.4 million after-tax unfavorable impact in 2026 associated with the nonrenewal of a large TRS Tax Provider contract;
(iv)	a $3.3 million after-tax unfavorable impact for a 2025 gain on sale of Visa Class B-1 common shares;
(v)	a $1.3 million after-tax unfavorable impact related to a 2025 insurance recovery; and
(vi)	a $4.6 million after-tax favorable impact related to the 2025 core system deconversion and related consulting fees.”

The following table illustrates the Total Company(1), Core Bank, and Republic Processing Group (“RPG”) actual and adjusted net income (non-GAAP) results for the first quarters of 2026 and 2025. Adjusted net income reflects management’s internal view of the Company’s operating performance.

	Total Company Net Income				Total Company Diluted Earnings Per Class A Common Share
	Three Months Ended Mar. 31,		$	%	Three Months Ended Mar. 31,		$	%
(dollars in thousands, except per share data)	2026	2025	Change	Change	2026	2025	Change	Change

Net Income, As Reported (GAAP)	$42,569	$47,268	$(4,699)	(10)%	$2.18	$2.42	$(0.24)	(10)%
Gain on sale of Republic Bank Finance, net of tax	(4,435)	-	(4,435)	-	(0.24)	-	(0.24)	-
Early Termination Penalty - FHLB Advances, net of tax	1,757	-	1,757	-	0.10	-	0.10	-
Nonrenewal of a Large Tax Provider Contract, net of tax	-	(8,438)	8,438	-	-	(0.44)	0.44	-
Gain on sale of Visa Class B-1 shares, net of tax	-	(3,287)	3,287	-	-	(0.17)	0.17	-
Insurance Recovery, net of tax	-	(1,263)	1,263	-	-	(0.06)	0.06	-
Core System Deconversion and Consulting Fees, net of tax	-	4,593	(4,593)	-	-	0.24	(0.24)	-
Adjusted Net Income (Non-GAAP)	$39,891	$38,873	$1,018	3%	$2.04	$1.99	$0.05	3%

	Core Bank Net Income				Republic Processing Group Net Income
	Three Months Ended Mar. 31,		$	%	Three Months Ended Mar. 31,		$	%
(dollars in thousands, except per share data)	2026	2025	Change	Change	2026	2025	Change	Change

Net Income, As Reported (GAAP)	$23,759	$17,361	$6,398	37%	$18,810	$29,907	$(11,097)	(37)%
Gain on sale of Republic Bank Finance, net of tax	(4,435)	-	(4,435)	-	-	-	-	-
Early Termination Penalty - FHLB Advances, net of tax	1,757	-	1,757	-	-	-	-	-
Nonrenewal of a Large Tax Provider Contract, net of tax	-	-	-	-	-	(8,438)	8,438	-
Gain on sale of Visa Class B-1 shares, net of tax	-	(3,287)	3,287	-	-	-	-	-
Insurance Recovery, net of tax	-	(1,263)	1,263	-	-	-	-	-
Core System Deconversion and Consulting Fees, net of tax	-	4,593	(4,593)	-	-	-	-	-
Adjusted Net Income (Non-GAAP)	$21,081	$17,404	$3,677	21%	$18,810	$21,469	$(2,659)	(12)%

Pichel further commented, “As reflected in the table above, adjusted net income increased 3% from the first quarter of 2025 to the first quarter of 2026 after excluding nonrecurring or infrequent items. Adjusted net income for the Core Bank was $21.1 million for the first quarter of 2026, representing an increase of $3.7 million, or 21%, over the first quarter of 2025, while adjusted net income for RPG declined 12% for the same periods to $18.8 million.

Our first quarter 2026 results highlighted the strength of our core banking fundamentals, including disciplined expense management, solid credit performance, and strong Core Bank net interest income and net interest margin expansion. Our Core Banking segments, particularly Traditional Banking and Warehouse Lending, delivered a strong start to the year and were the primary drivers of overall performance. These results underscore our ability to generate sustainable net interest income growth in a dynamic rate environment and reflect the resilience of our business model and the effectiveness of our interest rate risk management strategies.

In addition to our solid quarterly operating results, we were recognized during the first quarter for our continued strong performance. In January, Newsweek and Plant A Insights Group named us one of America’s Best Regional Banks 2025 for the third consecutive year. This recognition—based on an evaluation of more than 9,000 financial institutions, over 70,000 customer surveys, and millions of social media reviews—underscores our ongoing commitment to customer service and community-focused, relationship-based banking. While we are proud of this accolade and our first-quarter accomplishments, we remain intensely focused on delivering a consistent, high-quality operating performance. I want to thank our clients for their continued trust and our associates for their dedication and commitment, which are fundamental to our success,” concluded Pichel.

The following table highlights Republic’s key metrics for the three months ended March 31, 2026, and 2025. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on April 23, 2026.

	Total Company Financial Performance Highlights
	Three Months Ended Mar. 31,		$	%
(dollars in thousands, except per share data)	2026	2025	Change	Change

Income Before Income Tax Expense	$55,385	$59,962	$(4,577)	(8)%
Net Income	42,569	47,268	(4,699)	(10)
Diluted EPS	2.18	2.42	(0.24)	(10)
Return on Average Assets ("ROA")	2.40%	2.61%	NA	(8)
Return on Average Equity ("ROE")	15.28	18.74	NA	(18)

Results of Operations for the First Quarter of 2026 Compared to the First Quarter of 2025

Core Bank(1)

Net income for the Core Bank was $23.8 million for the first quarter of 2026, a $6.4 million, or 37%, increase from the $17.4 million earned for the first quarter of 2025. Adjusted net income for the Core Bank was $21.1 million for the first quarter of 2026, a $3.7 million, or 21%, increase from the $17.4 million earned for the first quarter of 2025. Adjusted net income for the Core Bank includes the adjustments for the following:

(i)	a $4.4 million after-tax 2026 gain on sale of RBF;
(ii)	a $1.8 million after-tax 2026 penalty incurred in connection with the strategic early payoff of FHLB advances;
(iii)	a $3.3 million after-tax 2025 gain on sale of Visa Class B-1 shares;
(iv)	a $1.3 million after-tax 2025 impact related to an insurance recovery; and
(v)	a $4.6 million after-tax 2025 impact related to the core system deconversion and related consulting fees.

As discussed in detail below, a solid increase in net interest income was further complemented by flat adjusted noninterest expenses, driving the overall Core Bank performance for the quarter.

Net Interest Income – Core Bank net interest income was $63.2 million for the first quarter of 2026, an increase of $6.9 million, or 12%, over the $56.3 million reported for the first quarter of 2025. This growth was driven by net interest margin expansion, as the Core Bank’s net interest margin rose 26 basis points to 3.96%. The margin improvement primarily reflected a decline in the cost of deposits, combined with higher yields on and growth in average interest-earning assets.

Significant items of note impacting the Core Bank’s net interest income and net interest margin expansion between the first quarter of 2026 and the first quarter of 2025 were as follows:

Interest-Earning Assets

●	Core Bank average interest-earning cash declined to $344 million with a weighted-average yield of 3.66% during the first quarter of 2026, compared to $517 million and a 4.45% yield for the first quarter of 2025. The decrease in average balances primarily reflected the deployment of excess liquidity into the investment portfolio, which offered more attractive yields due to a steeper yield curve, while the decline in yield was directly tied to the decrease in the overnight Federal Funds Target Rate.

●	Average investments increased to $907 million with a weighted-average yield of 4.24% during the first quarter of 2026, compared to $620 million and a 3.48% yield for the first quarter of 2025. The growth in average balances and higher yields reflect the Company’s ongoing deployment of excess liquidity into longer-term investment securities over recent quarters, which offered more attractive yields than overnight, interest-earning cash alternatives.
●	Average outstanding Warehouse lines of credit increased $152 million, or 33%, from $458 million during the first quarter of 2025 to $610 million for the first quarter of 2026, while the weighted-average yield declined 72 basis points to 6.34%. Average committed Warehouse lines expanded from $968 million to $1.22 billion over the same period, as average usage rates increased from 47% to 50%.

●	Traditional Bank average loans increased $42 million from $4.58 billion during the first quarter of 2025 to $4.62 billion during the first quarter of 2026, while the weighted-average yield increased 3 basis points to 5.64%. The period-over-period increase in loan yield reflected the replacement of lower-yielding loans through principal amortization and payoffs with new originations that generally earned higher yields. In addition, the year-over-year comparison of average loans was negatively impacted by the sale of $81 million of loans and lease financing receivables from RBF during the first quarter of 2026 that were previously held for investment.

Funding Liabilities (Deposits and Borrowings)

As it relates to the Core Bank’s decrease in interest expense and the cost of its interest-bearing liabilities:

●	The weighted-average cost of total interest-bearing deposits declined from 2.26% during the first quarter of 2025 to 1.98% for the first quarter of 2026, while average interest-bearing deposit balances increased $277 million, or 8%. The growth in balances was led by a combined $326 million increase in business and consumer money market accounts, time deposits, brokered deposits, and reciprocal deposits, all of which generally carry higher rates. These increases were partially offset by a $49 million decrease in average transaction account balances, including an $11 million decline in third-party listing service deposits.

●	Average FHLB advances declined $94 million from the first quarter of 2025 to the first quarter of 2026, while the weighted-average cost decreased 20 basis points to 4.19%. The lower cost primarily reflected reduced usage of overnight borrowings and a decline in overnight borrowing rates driven by the decrease in the Federal Funds Target Rate. In addition, the Core Bank prepaid $220 million of higher-cost FHLB advances in late March 2026, which carried a weighted-average rate of 4.57%, and incurred a $2.3 million pre-tax early termination penalty. Based on the current interest rate environment, management expects to recoup this penalty within approximately 1.2 years through a combination of reducing overnight cash or borrowing at lower overnight rates.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
Reportable Segment	2026	2025	Change	2026	2025	Change

Traditional Banking	$59,327	$53,321	$6,006	4.10%	3.79%	0.31%
Warehouse Lending	3,900	3,028	872	2.59	2.68	(0.09)
Total Core Bank	$63,227	$56,349	$6,878	3.96	3.70	0.26

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Mar. 31,				Mar. 31,	Mar. 31,
Reportable Segment	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change

Traditional Banking	$4,618,228	$4,575,790	$42,438	1%	$4,596,291	$4,566,359	$29,932	1%
Warehouse Lending	610,442	458,657	151,785	33	629,848	569,502	60,346	11
Total Core Bank	$5,228,670	$5,034,447	$194,223	4	$5,226,139	$5,135,861	$90,278	2

Provision for Expected Credit Losses(2) – The Core Bank’s Provision was a net charge of $394,000 for the first quarter of 2026 compared to a net credit of $722,000 for the first quarter of 2025.

The net charge of $394,000 for the first quarter of 2026 was driven by the following:

●	The Traditional Bank recorded a net charge to the Provision of $705,000 during the first quarter of 2026 primarily related to general formula reserves tied to period-end loan growth of $50 million.

●	Warehouse Lending recorded a net credit to the Provision of $311,000 resulting from general formula reserves applied to a $124 million, or 16%, decrease in the outstanding Warehouse spot balances during the first quarter of 2026.

The net credit of $722,000 for the first quarter of 2025 was driven by the following:

●	The Traditional Bank recorded a credit to the Provision of $414,000 as a result of a reclassification of $5 million of consumer credit cards from loans held for investment into loans held for sale during the first quarter of 2025.

●	The Traditional Bank recorded a net credit to the Provision of $491,000 during the first quarter of 2025 primarily related to a general improvement in the life-of-loan historical loss rates within certain categories of the Traditional Bank loan portfolio combined with a minimal net change in the Traditional Bank period-end loan balances for the quarter.

●	Warehouse Lending recorded a net charge to the Provision of $47,000 resulting from general formula reserves applied to a $19 million increase in the outstanding Warehouse spot balances during the first quarter of 2025.

As a percentage of total loans, the Core Bank’s Allowance(2) increased 9 basis points from March 31, 2025, to March 31, 2026. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Mar. 31, 2026			As of Mar. 31, 2025			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,596,291	$64,041	1.39%	$4,566,359	$58,851	1.29%	0.10%	8%
Warehouse Lending	629,848	1,571	0.25	569,502	1,421	0.25	—	—
Total Core Bank	5,226,139	65,612	1.26	5,135,861	60,272	1.17	0.09	8

Tax Refund Solutions	9,159	6,344	69.27	36,185	25,981	71.80	(2.53)	(4)
Republic Credit Solutions	131,675	19,884	15.10	117,747	20,050	17.03	(1.93)	(11)
Total Republic Processing Group	140,834	26,228	18.62	153,932	46,031	29.90	(11.28)	(38)

Total Company	$5,366,973	$91,840	1.71%	$5,289,793	$106,303	2.01%	(0.30)%	(15)%

	Allowance for Credit Losses on Loans Roll-Forward
	Three Months Ended March 31,
	2026					2025
(in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$63,662	$705	$(481)	$155	$64,041	$59,756	$(769)	$(271)	$135	$58,851
Warehouse Lending	1,882	(311)	—	—	1,571	1,374	47	—	—	1,421
Total Core Bank	65,544	394	(481)	155	65,612	61,130	(722)	(271)	135	60,272

Tax Refund Solutions	333	5,342	—	669	6,344	9,861	15,427	—	693	25,981
Republic Credit Solutions	19,475	4,044	(3,936)	301	19,884	20,987	2,967	(4,254)	350	20,050
Total Republic Processing Group	19,808	9,386	(3,936)	970	26,228	30,848	18,394	(4,254)	1,043	46,031

Total Company	$85,352	$9,780	$(4,417)	$1,125	$91,840	$91,978	$17,672	$(4,525)	$1,178	$106,303

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Mar. 31,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2026	2025	2025	2024	2023

Nonperforming loans to total loans	0.61%	0.44%	0.45%	0.44%	0.39%

Nonperforming assets to total loans (including OREO)	0.63	0.46	0.47	0.46	0.41

Delinquent loans* to total loans	0.63	0.18	0.26	0.20	0.16

Net charge-offs to average loans	0.03	0.01	0.03	0.05	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income increased $415,000 from $15.4 million for the first quarter of 2025 to $15.8 million for the first quarter of 2026. Adjusted noninterest income(3) was $10.0 million for the first quarter of 2026, an increase of $231,000, or 2%, from $9.7 million for the first quarter of 2025. Adjusted noninterest income(3) reflects the exclusion of the following items:

(i)	a $5.9 million pre-tax 2026 gain on sale of RBF;
(ii)	a $4.1 million pre-tax 2025 gain on sale of Visa Class B-1 shares; and
(iii)	a $1.6 million pre-tax 2025 related to an insurance recovery.

The primary driver of the increase in adjusted noninterest income was service charges on deposits, which increased $422,000, or 12%, driven by an increased volume of activity related fees, particularly for payments made for insufficient funds.

Noninterest Expense – The Core Bank’s noninterest expenses were $47.3 million for the first quarter of 2026, a decrease of $3.5 million, or 7%, from the first quarter of 2025. Adjusted noninterest expenses(4) were $45.0 million for the first quarter of 2026 compared to $45.1 million for the first quarter of 2025. Adjusted noninterest expense(4) reflects the exclusion of the following items:

(i)	a $2.3 million pre-tax 2026 penalty incurred in connection with the strategic early payoff of FHLB advances and
(ii)	a $5.7 million pre-tax 2025 impact related to the core system deconversion and related consulting fees.

Notable fluctuations for adjusted noninterest expense were as follows:

●	Salaries and Benefits increased $411,000, or 2%, as a slight decrease in full-time equivalent employees was more than offset by annual merit based salary increases and higher bonus accruals.

●	Core Bank Technology expense declined $632,000, or 8%, driven by cost savings realized following the core system conversion completed in mid-October 2025.

●	Interchange related expense decreased $238,000 due primarily to lower debit card and credit card processing costs driven primarily by savings from the core system conversion.

Republic Processing Group(1)

RPG reported net income of $18.8 million for the first quarter of 2026, an $11.1 million decrease from the $29.9 million reported for the first quarter of 2025. Notable net income fluctuations within RPG’s operating segments were as follows:

Tax Refund Solutions

The TRS segment derives substantially all of its revenues during the first and second quarters of the year. TRS recorded net income of $9.7 million for the first quarter of 2026 compared to $19.6 million for the same period in 2025, with the decline primarily reflecting the previously disclosed nonrenewal of a large Tax Provider contract. Excluding the impact of this contract nonrenewal, TRS net income declined $1.5 million, or 13%, from the first quarter of 2025 to the first quarter of 2026. This decrease was generally due to modest declines in both Refunds Advance and funded Refund Transfer activity.

Republic Payment Solutions

Net income at RPS was $2.1 million for the first quarter of 2026, an $835,000 decrease compared to the first quarter of 2025. The decline in net income at RPS was driven primarily by lower net interest income, as the segment earned a reduced yield of 3.69% on its $347 million average of deposit balances during the first quarter of 2026, compared to a yield of 4.55% on $373 million in average deposit balances for the first quarter of 2025. The lower earnings rate reflected the 75-basis point decline in the Federal Funds Target Rate between the first quarter of 2025 and the first quarter of 2026.

Republic Credit Solutions

RCS net income declined by $362,000, or 5%, to $7.0 million for the first quarter of 2026, compared to $7.4 million for the first quarter of 2025. The decrease was primarily driven by the negative impact of higher Provisions within the segment’s line of credit products, reflecting a change in mix toward the LOC II product, which carries significantly higher provisioning requirements over the other RCS products. Partially offset the higher Provisions, RCS Program fees expanded generally due to increased originations across the different product lines.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. The Bank offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of March 31, 2026, had approximately $7.25 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. Time to Thrive.™

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the future ability of the Core Bank to recoup its FHLB early termination fee based on the current interest rate environment, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2025. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	The Company is divided into five reportable segments: Traditional Banking, Warehouse Lending, Tax Refund Solutions (“TRS”), Republic Payment Solutions (“RPS”), and Republic Credit Solutions (“RCS”). Management considers the first two segments to collectively constitute “Core Bank” or “Core Banking” operations, while the last three segments collectively constitute Republic Processing Group (“RPG”) operations.

(2)	Provision or Provision for expected credit loss expense includes provisions for losses on on-balance sheet loans with changes reflected in the Allowance, or Allowance for credit losses on loans. Provision expense for off-balance sheet credit exposures is recorded as a component of other noninterest expense, with changes reflected in the Allowance for credit losses on off-balance sheet credit exposures, a component of other liabilities on the Company’s balance sheet.

(3)	The following table provides a reconciliation of Core Bank’s pre-tax noninterest income in accordance with GAAP, to an adjusted pre-tax noninterest income, a non-GAAP disclosure. Adjusted noninterest income reflects management’s internal view of the Company’s operating performance.

	Core Bank Noninterest Income
	Three Months Ended Mar. 31,		$	%
(dollars in thousands, except per share data)	2026	2025	Change	Change

Noninterest Income, As Reported (GAAP)	$15,799	$15,384	$415	3%
Gain on sale of Republic Bank Finance	(5,845)	-	(5,845)	-
Gain on sale of Visa Class B-1 shares	-	(4,090)	4,090	-
Insurance Recovery	-	(1,571)	1,571	-
Adjusted Noninterest Income (Non-GAAP)	$9,954	$9,723	$231	2%

(4)	The following table provides a reconciliation of Core Bank’s pre-tax noninterest expense in accordance with GAAP, to an adjusted pre-tax noninterest expense, a non-GAAP disclosure. Adjusted noninterest expense reflects management’s internal view of the Company’s operating performance.

	Core Bank Noninterest Expense
	Three Months Ended Mar. 31,		$	%
(dollars in thousands, except per share data)	2026	2025	Change	Change

Noninterest Expense, As Reported (GAAP)	$47,324	$50,778	$(3,454)	(7)%
Early Termination Penalty - FHLB Advances	(2,316)	-	(2,316)	-
Core System Deconversion and Consulting Fees	-	(5,714)	5,714	-
Adjusted Noninterest Expense (Non-GAAP)	$45,008	$45,064	$(56)	-%

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628